Exhibit 10.1

July 8, 2026

Allen C Harper

265 County Road 204

Durango, CO 81301

RE: Service as Interim Chief Executive Officer

Dear Al:

We are pleased that you have agreed to serve for up to six months as Interim Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. (the “Company’’), effective June 30, 2026 (the “Start Date”). You will perform those duties and responsibilities as are customary for your position as Interim Chief Executive Officer, as may be directed by the Company’s Board of Directors, to whom you will report. The Board may extend this period if it determines that doing so is in the best interest of the Company.

Base Salary. Your annual base salary will be $140,000 ($70,000 for six months), which will be payable bi-weekly in accordance with the Company’s normal payroll procedures.

Restricted Stock Units. As approved by the Compensation Committee, you will be awarded a special equity incentive grant of restricted stock units (the “RSUs”) with a value of $130,000 as of the date of this letter (the “Grant Date”). The RSUs will vest in six equal monthly installments, beginning on the Grant Date, for as long as you serve as Interim Chief Executive Officer. The number of shares subject to the RSUs will be calculated by dividing the specified value ($130,000) by the volume weighted average stock price for the twenty (20) trading days prior to the Grant Date, with any fractional share rounded to the nearest whole share. The RSUs will be governed by the terms of the Company’s 2024 Equity Incentive Plan (as amended from time to time, the “Plan”) and the award agreement evidencing the grant.

Your equity incentive grants will be subject to the terms and conditions of other agreements required by the Company as a condition to your employment, as well as any stock ownership guidelines and/or incentive compensation recoupment policies that may be adopted by the Board or the Compensation Committee.

Benefits; Paid Time Off. You will be eligible to participate in the employee benefits plans and programs that are maintained by the Company from time to time, subject in each case to the terms and conditions of the plan or program in question, including the eligibility requirements and provisions thereof, and the determination of any person or committee administering the plan. Your accrual and use of vacation or sick time (“PTO”) will be in accordance with the Company’s PTO policies in all respects. Accrued Vacation Time will be paid out upon the separation of your employment in accordance with Company policy. Notwithstanding anything in this letter, the Company reserves the right to modify or terminate benefits or policies at any time and from time to time, as it deems necessary, appropriate or desirable.

Severance. No severance is payable upon termination unless the Compensation Committee determines severance is appropriate.

At-Will Employment. Signing below confirms all the details of our offer, terms and conditions of employment but does not constitute any express, implied or real contract of employment for any particular duration, as your employment will be at will. This means that you may resign from the Company at any time with or without reason, and the Company has the right to terminate your employment at any time with or without reason. You and the Company acknowledge and agree that the position of Interim Chief Executive Officer is intended as a temporary position until a full-time Chief Executive Officer is appointed; provided, however, that this shall not be construed to alter the at-will nature of your employment. Should you choose to leave the Company, you agree to aid with a smooth transition by providing the Company with thirty (30) days prior written notice of your intent to terminate employment (which the Company may choose to make effective immediately).

Tax Withholdings; Section 409A. All payments and benefits provided under this letter will be subject to applicable tax withholdings and deductions. Notwithstanding any provision to the contrary in this letter, the parties intend that this letter and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations and other guidance promulgated thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section l.409A-l(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section l.409A- 1(b)(9)(iii) or otherwise. To the extent Section 409A is applicable to this letter and such payments and benefits, the parties intend that this letter (and such payments and benefits} comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that (a) the Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of this letter or any payments or other benefits provided hereunder, including without limitation under Section 409A, (b) in no event shall the Company or any of its subsidiaries or affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on you or any other person pursuant to Section 409A or for any damages or liabilities incurred by you or any other person as a result of this letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A, and (c) you, by executing this letter, shall be deemed to have waived any claim against the Company and its subsidiaries and affiliates (and their respective successors) with respect to any such tax, economic or legal consequences.

Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary (other than the proviso in the last sentence of the immediately preceding paragraph), (a) for purposes of Section 409A, each payment made under this letter shall be treated as a separate and distinct payment, and the right to a series of installment payments under this letter shall be treated as a right to a series of separate and distinct payments; (b) to the extent Section 409A is applicable to this letter, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section l.409A-l(h)(l), without regard to the optional alternative definitions available thereunder (“Separation from Service”), and, for purposes of any such provision of this letter, references to “terminate,” “termination,” “termination of employment,” and like terms shall be interpreted accordingly; (c) if you are a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as of the date of your Separation from Service, then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month (6) period immediately following your Separation from Service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, your estate) in a lump sum on the first business day following the earlier of (i) the date that is six (6) months after your separation from service or (ii) your death; and (d) with regard to any provision in this letter that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to this letter that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-l(b)), each reimbursement or in-kind benefit provided under this letter shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursement or in-kind benefits under this letter shall not be subject to liquidation or exchange for another benefit.

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Section 280G. Notwithstanding any other provision of this letter to the contrary, if any payment or benefit you will or may receive from the Company or otherwise (“280G Payment”) would constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (“Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall be made by the Company in the manner that results in the greatest economic benefit for you, and where more than one Payment has the same economic benefit to you and such Payments are payable at different times, such Payments will be reduced on a pro-rata basis; provided that any such reduction will be effected in a manner intended to comply with the requirements of Section 409A of the Code. In no event will you have any discretion with respect to the ordering of payment reductions. All calculations and determinations under this paragraph shall be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on you and the Company for all purposes. For purposes of making the calculations and determinations required by this paragraph, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. You agree to furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this paragraph. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Agreement for the Protection of RMCF’s Property (“PPA”); Miscellaneous. This offer and your employment with the Company are contingent upon your agreement to, and execution of, an Agreement for the Protection of RMCF’s Property (“PPA”) attached hereto as Exhibit 1, as well as, subject to applicable law, the satisfactory results of any reference/background checks and submission of all required documentation evidencing your eligibility for employment in the United States. The terms and conditions of your employment by the Company will be governed by this letter and the PPA, any other agreements with the Company to which you are a party which relate to your employment, and by the Company’s policies and procedures that are adopted by the Company from time to time, including the Company Handbook. For the avoidance of doubt, you acknowledge that: (i) you will receive a copy of the Company Handbook from the Company; (ii) you must carefully review it; and (iii) you will remain subject to the policies therein (as may be modified from time to time) during the entirety of your employment. This letter supersedes any previous discussions, representations, promises, agreements, or offers between you and the Company, and, along with the PPA, contains all the terms under which this offer of employment with the Company is being made to you.

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By signing this letter, you represent that your performance of the terms of this letter and of your services to the Company will not conflict with any agreement you may have previously entered with a third party, including any agreement, for example, to keep in confidence any proprietary information learned during any previous employment. You agree that you will not enter into any agreement that conflicts with this letter so long as you are employed by the Company.

To indicate your acceptance of the terms and conditions of this offer, please sign below and send the executed offer letter to Carrie Cass as the Corporate Secretary of the Company. The terms of this offer expire as of July 15, 2026, if your signed acceptance is not received as of the end of that business day.

Please feel free to contact me if you have any additional questions concerning this offer.

Sincerely,

/s/ Brian Quinn
Brian Quinn

Chair of the Compensation Committee of the Board of Rocky Mountain Chocolate Factory, Inc.

I hereby acknowledge and agree to the terms and conditions of this offer letter.

/s/ Allen C. Harper	07/08/26
Allen C. Harper	Date

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EXHIBIT 1

AGREEMENT FOR THE PROTECTION OF RMCF’S PROPERTY

This Agreement for the Protection of Rocky Mountain Chocolate Factory, Inc.’s Property (the “Agreement”) is entered into by and between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, (“RMCF”), and Allen C Harper (“Employee”), who are referred to herein collectively as the “Parties” or each individually as a “Party.”

I.	Recitals

Whereas, RMCF has expended and will continue to expend substantial sums in developing its product and service lines, pricing policies, and business and marketing strategies;

Whereas, Employee, due to their position at RMCF, will have access to RMCF’s confidential and proprietary information, including but not limited to its trade secrets, that Employee acknowledges would not otherwise be available to them;

Whereas, the Confidential Information, Trade Secrets, and Sensitive Information (as defined below) Employee has or will have access to due to their employment with RMCF is owned by and proprietary to RMCF; and

Whereas, Employee recognizes and acknowledges that the unauthorized disclosure or use of such information would cause RMCF to suffer substantial and irreparable harm;

Therefore, in recognition of this potential harm, and as a condition of Employee’s employment with RMCF, Employee agrees to enter into and fully abide by this Agreement.

II.	Protected Information

A.	Confidential Information.

“Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to RMCF’s business that RMCF has not made public or authorized public disclosure of, and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status if it becomes generally known to the public or to other persons through improper means, such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to: (a) RMCF’s business plans and analysis; buying practices, histories, processes, tools, and systems; supplier and vendor information and preferences; marketing and business development plans, process, tools, and strategies; research and development data; financial and/or operational data; methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and Trade Secrets; and (b) information about the business affairs of third parties that such third parties provide to RMCF in confidence. Confidential Information will include Trade Secrets (defined below), but not every item of Confidential Information need qualify as a Trade Secret to be protected by the contractual obligations in this Agreement. RMCF’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement.

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Confidential Information does not include information relating to the Employee’s working conditions or wages, information that is in the public domain, information that is generally known in the trade, information that arises from the Employee’s general training, knowledge, skill, or experience, or information that the Employee can prove they acquired wholly independently of their employment with RMCF.

Employee acknowledges that items of Confidential Information are RMCF’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of RMCF, and thus, should be protected by contractual obligations.

If Employee is not certain whether information constitutes Confidential Information subject to the restrictions of this Agreement, Employee shall treat such information as Confidential Information unless RMCF specifies otherwise in writing to Employee.

B.	Trade Secrets.

Employee acknowledges that RMCF has over the years and will in the future have various Trade Secrets relating to its business generated through the efforts of its management and employees and at substantial expense. While all Trade Secrets are Confidential Information, not all Confidential Information is a Trade Secret. “Trade Secrets” include such matters as technological process, tools, or systems, marketing or business development information and strategies, business planning information, pricing and bidding policies and procedures, banking, credit, and other financial information, and other typically confidential and proprietary information. Employee agrees that this information amounts to “trade secrets” as that term is used in 18 U.S.C. § 1836, C.R.S. § 7-74-102(4) and C.R.S. § 8-2-113(2)(b), RCW 19.108.010(4), and CA Civil Code Section 3426.1.

The Parties recognize that RMCF endeavors to maintain the confidentiality of its Trade Secrets, including but not limited through the requirements set forth in this Agreement, and that their disclosure of any Trade Secrets would severely damage RMCF.

C.	Sensitive Information.

“Sensitive Information,” whether stored in electronic or printed format, includes: (1) credit card information, including credit card numbers, credit card expiration dates, cardholder names, or cardholder addresses; (2) financial transaction devices, such as financial account numbers; (3) Tax Identification Numbers, including social security numbers, social insurance numbers, business information numbers, or employee identification numbers; (4) other personal identification numbers, such as student, military, or passport identification numbers, driver’s license or other state issued identification card numbers; (5) medical information, health insurance identification numbers, or biometric data; and (6) passwords or passcodes of RMCF or its employees.

Protecting Sensitive Information is a condition of Employee’s employment irrespective of whether that Sensitive Information otherwise qualifies as Confidential Information or Trade Secrets under this Agreement or the law.

III.	Use of Confidential Information, Trade Secrets, and Sensitive Information.

Employee’s relationship to RMCF with respect to Confidential Information, Trade Secrets, and Sensitive Information is fiduciary in nature. Employee agrees therefore that (i) Employee will not use or rely on any Confidential Information, Trade Secrets, or Sensitive Information except in the performance of their authorized work for RMCF and (ii) Employee will maintain Confidential Information, Trade Secrets, and Sensitive Information in confidence, and will not disclose any Confidential Information, Trade Secrets, or Sensitive Information to anyone without written authorization from RMCF. Without the written consent of RMCF, Employee shall not, directly or indirectly, disclose or use any Confidential Information, Trade Secrets or Sensitive Information for the benefit of any person or entity other than RMCF. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law. These restrictions on disclosure of RMCF’s Confidential Information, Trade Secrets, and Sensitive Information shall continue during the term of Employee’s employment with RMCF, and perpetually thereafter.

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Notwithstanding the foregoing, nothing in this Agreement prohibits or is intended to prohibit Employee from disclosing or using Confidential Information, Trade Secrets, or Sensitive Information as necessary to comply with valid legal processes or to fulfill a legal right or duty, but Employee agrees to give RMCF prompt notice of such process or Employee’s intent to disclose or use Confidential Information, Trade Secrets, or Sensitive Information pursuant to such legal duty, to the fullest extent permitted to be required under the law, so that RMCF may take such steps as it deems appropriate to limit or protect the information to be disclosed or used. Nothing in this Agreement shall be construed to limit or prevent Employee from disclosing or using information that arises from the Employee’s general training, knowledge, skill, or experience, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. By way of example only, nothing in this Agreement prohibits or restricts Employee from filing a charge or complaint with, or receiving an award for information from, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to RMCF. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

The Defend Trade Secrets Act provides immunity to individuals under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

If an individual files a lawsuit against their employer alleging retaliation for reporting a suspected violation of law, the individual may disclose the trade secret to their attorney. The individual may also use the trade secret information in the court proceedings, provided that they file any documents containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

IV.	Protection of Confidential Information, Trade Secrets, and Sensitive Information.

Employee agrees to fully comply with all RMCF security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, RMCF intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other RMCF facilities, IT resources, and communication technologies. Employee will notify the RMCF promptly in the event Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any RMCF property or materials by others.

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V.	Non-Interference with Business Operations

Employee covenants they shall not, during the term of their employment with RMCF and for a period of fifteen (15) months thereafter, for any reason:

i.	Entice any employees of RMCF to terminate their employment or act in any manner or for any purpose that would be detrimental to the business conducted by RMCF; or

ii.	Induce or attempt to induce, on Employee’s own behalf or on behalf of any person or entity other than RMCF, any vendor, consultant, independent contractor, licensee, service supplier, or other third party to sever any existing relationship with RMCF or otherwise interfere with or disrupt any relationships of RMCF with any such third parties.

Employee expressly acknowledges and agrees that the restrictions on their behavior outlined in this Section IV are necessary because working in an organization with other former RMCF employees will create peer and financial pressure on Employee to use RMCF’s Confidential Information and Trade Secrets. As part of the reasonable efforts to prevent Employee from using and/or disclosing the Confidential Information and Trade Secrets to a competing individual or entity as part of the employment by, or the provision of independent contractor services to, the competing individual or entity, Employee expressly acknowledges and agrees to the restrictions outlined in this Section IV. The inclusion of specific restrictions in this Agreement does not prevent RMCF from asserting that other proposed or actual business relations or activities of Employee would inevitably and inherently involve the use and/or disclosure of Confidential Information or Trade Secrets in violation of this Agreement.

VI.	Developments and Inventions

A.	Notification of Developments.

Employee agrees to inform RMCF promptly of the full details of any invention, business or product information, discovery, concept or idea that Employee conceives, completes, reduces to practice or otherwise creates (whether alone or with others) while employed by RMCF or during the period of one year following termination of Employee’s employment with RMCF, and that: (a) relates, at the time of conception or reduction to practice, to RMCF’s business or demonstrably anticipated research or development; or (b) was developed in whole or in part on RMCF time or with the use of RMCF equipment, facilities, supplies, resources, materials, Confidential Information, or personnel; or (c) arises from or is suggested by any work Employee performs or was hired to perform for RMCF (collectively, “Developments”).

Developments include, but are not limited to, information regarding the use, operation, or development of any of the following: hardware and apparatus, instructions or procedures, research and development materials, copyrights, patents, trademarks, ideas, concepts, processes, techniques, know-how, manufacturing and/or assembly designs, devices, results of study, product development concepts and plans, trade secrets and methods, formulae, and computer programs, as well as any improvements and related knowledge. Developments shall be included in the definition of Confidential Information for purposes of this Agreement.

B.	Rights, Title, and Interest in Developments.

RMCF shall have the sole right, title, and interest in and to all Developments, and Employee shall, upon the moment of conception of such Development and at all times thereafter, be deemed to and does hereby, without further compensation, assign to RMCF: (i) Employee’s entire right, title, and interest to all Developments; (ii) all intellectual property rights, including trademarks, copyrights, mask work rights, patent rights, rights of authorship, and other such rights arising under contract or under the statutory or common law of any jurisdiction in the world, in such Developments; and (iii) all rights to license, reproduce, modify, improve, make, have made, sell, and otherwise exploit such Developments. Employee covenants to, during and after their employment with RMCF, execute such written instruments and render such other assistance as RMCF shall reasonably request to obtain and maintain patents, trade secret protection, trademarks, copyrights, and other proprietary rights in any Developments, and to vest and confirm in RMCF its entire right, title, and interest in such Developments.

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If applicable law requires that RMCF provide consideration to Employee for any Development on which a patent is issued, RMCF and Employee will negotiate a reasonable royalty payable to Employee. If Employee is unable or unwilling to provide such cooperation, Employee shall be deemed to, and does hereby, give to RMCF a limited power of attorney to execute such documents and perform such other acts as may be required in Employee’s name. Employee further agrees that any work in connection with Employee’s services or employment for RMCF shall be considered a “work made for hire” under the Copyright Law of the United States, and recognizes and agrees that RMCF is the sole author and copyright holder of such work.

Notwithstanding the foregoing, the parties agree that this Agreement does not apply to an invention for which no equipment, supplies, facility, or Trade Secret information of RMCF was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. Employee hereby acknowledges that RMCF has notified Employee that any assignment otherwise provided for in this section shall not apply to any invention that qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Excluded Inventions”), which provides as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

C.	Prior Inventions.

Employee attaches hereto as Attachment A a list of discoveries, creative works, and inventions made by Employee while not employed by RMCF and which, therefore, do not constitute Developments (“Prior Inventions”). Any dispute or controversy regarding whether an invention is a Prior Invention shall be construed against Employee, Employee having had the opportunity to list all prior inventions on Attachment A.

To the extent that any Prior Invention is used by Employee in the course of performing services under this Agreement, or is otherwise disclosed (other than solely through listing such Prior Inventions on Attachment A) or furnished to RMCF, Employee shall be deemed to grant to RMCF a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, assignable, license to use, make, have made, reproduce, modify, improve, sell, and otherwise exploit such Prior Invention for any and all purposes.

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VII.	Enforcement and Dispute Resolution

A.	Forfeiture and Recoupment of Equity Compensation and Severance Upon Breach.

If Employee breaches their obligations under this Agreement, as determined by the Board in its sole discretion, Employee agrees that: (a) as set forth in their Employment Agreement, Employee (i) forfeits their rights to receive any Severance Benefits (as defined in such Employment Agreement) and (ii) will promptly repay, or cause to be promptly repaid, to RMCF the full amount of any Severance Benefits paid by the Company to Employee prior to the date of such breach, and (b) (i) any gain that Employee has realized from the exercise, vesting or payment of any equity compensation award received by Employee pursuant to the Company’s 2024 Equity Incentive Plan (including any amendment or successor plan) shall be forfeited or recouped in the sole discretion of the Board and (ii) all outstanding restricted stock units, stock options or other equity compensation awards (whether vested or unvested) held by Employee at that time shall be automatically forfeited and cancelled. Nothing in this Section VI(A) is meant as liquidated damages or an attempt to quantify damages.

B.	Severability.

In the event that any portion, section, subsection, or clause of this Agreement is held unenforceable, it is agreed that such holding shall not affect any other portions, sections, subsections, or clauses of this Agreement, and the remaining covenants and restrictions, or portions thereof, shall remain in full force and effect; further, if any portion, section, subsection, or clause of this Agreement is determined to be invalid for any reason, but that it would be valid if revised, a court with competent jurisdiction may revise the provision to the minimum extent necessary to make it enforceable.

C.	No Waiver.

The failure of RMCF to insist upon strict compliance by Employee with regard to one or more of the covenants contained herein, on one or more occasions, shall not be deemed a waiver by RMCF as to any future violations, nor shall such course of action deprive RMCF of the right to require strict compliance and to enforce all of its legal remedies.

D.	Governing Law.

The Parties recognize that this Agreement has been entered into in the State of Colorado, and that its terms and provisions are to be construed in accordance with the laws of the State of Colorado.

E.	Costs and Attorney Fees.

In the event of any dispute between the Parties concerning this Agreement or the enforcement of any of its terms or provisions that cannot be amicably resolved between them and resort is made to legal proceedings the successful Party to those proceedings shall be entitled to recover costs and expenses of those proceedings, including reasonable attorney’s fees.

F.	Injunctive Relief.

The Parties agree that a breach of the provisions of this Agreement will result in irreparable harm to RMCF. Accordingly, in addition to any damages recoverable by RMCF, RMCF shall be entitled to injunctive relief (preliminary, temporary, and permanent) restraining Employee from engaging in conduct in violation of the above provisions, but RMCF shall be under no obligation to pursue such relief. In the event RMCF determines, at its sole discretion, that injunctive relief is appropriate, Employee agrees that such relief may be obtained without the necessity of posting a bond or other security (or, where such a bond or security is required, Employee agrees that a $1,000 bond will be adequate). Employee agrees that RMCF shall be entitled to recover its attorneys’ fees and costs incurred by RMCF in obtaining injunctive relief and that no further action, claims, or judgment by RMCF is required before an order of attorneys’ fees and costs may be awarded to RMCF.

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VIII.	Other Provisions

A.	At-Will Employment.

Employee understands and acknowledges that this Agreement IS NOT a contract for employment and does not guarantee any terms, conditions, or duration of employment. Nothing in this Agreement shall alter the AT WILL nature of Employee’s employment with RMCF, which may only be altered through a separate written agreement entered into by an authorized representative of RMCF.

B.	Survival.

The covenants and promises by Employee set forth above shall survive the termination of Employee’s employment to the fullest extent necessary to effectuate their respective purposes. Further, the existence of any claim or cause of action of Employee against RMCF, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by RMCF of those agreements.

C.	Amendments.

This Agreement may only be modified or amended in writing signed by Employee and an authorized representative of RMCF or by a court of competent jurisdiction. The only authorized representatives of RMCF for the purposes of such amendments are the Chief Executive Officer.

D.	Knowing and Voluntary Execution.

The Parties represent that they have entered into this Agreement voluntarily and with the full understanding of the language and meaning of its terms and provisions. Each of the Parties further represent that they have had an opportunity to consult with legal and financial counsel of their own selection and have either done so or do knowingly and intentionally waive their right to seek the advice of independent counsel.

E.	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors, and assigns. RMCF may assign any of its rights under the Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successor and assigns of the company. This Agreement is personal to Employee and may not be assigned by them.

F.	Counterparts.

The Parties may execute this Agreement in counterparts, with a complete set of counterparts constituting only a single agreement between the Parties. Further, the Parties may exchange counterparts of this Agreement by facsimile or by electronically scanned and mailed or e-mailed images and such images will be as valid as the original.

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Either Party may execute this Agreement by signing on the designated signature block below, either physically or using an electronic signature, and by transmitting such signature page to the other party via facsimile, e-mail (in PDF format), or using document signing software.  Any signature made and transmitted by facsimile, e-mail (in PDF format), or using document signing software for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its or their signature by facsimile, e-mail (in PDF format), or document signing software.

Accepted and Agreed by Employee:		Accepted and Agreed on Behalf of Rocky Mountain Chocolate Factory, Inc.:

/s/ Allen C. Harper		/s/ Brian Quinn
Allen C. Harper		Brian Quinn

Title:	Interim Chief Executive Officer	Title:	Compensation Committee Chairman

Date:	07/08/2026	Date:	07/08/2026

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ATTACHMENT A

PRIOR INVENTIONS

(Attach additional sheets if necessary.)

07/08/2026	/s/ Allen C. Harper
Date	Employee Signature

265 Turner Drive, Durango, CO 81303

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